UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PREMIER POWER RENEWABLE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-4343369
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
 (Address of principal executive offices) (Zip Code)

2008 Equity Incentive Plan
(full title of the plan)

Corporation Service Company
2711 Centerville Road, Suite 40
Wilmington, DE 19808
 (Name and address of agent for service)

(302) 636-5401
(Telephone number, including area code, of agent for service)

With a copy to:

Jamie H. Kim, Esq.
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer  (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, $.0001 par value	2,000,000	$0.75	$1,500,000	$174.15
TOTAL	2,000,000	$0.75	$1,500,000	$174.15

(1) This registration statement shall also cover any additional shares of common stock which become issuable under this 2008 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of registrant’s common stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices of the registrant’s common stock as reported by the Over-The-Counter Bulletin Board on May 27, 2011.

(3) Calculated pursuant to General Instruction E on Form S-8.

GENERAL INSTRUCTION E INFORMATION

This registration statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a registration statement of the registrant on Form S-8 relating to the same employee benefit plan is effective.

The contents of the registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission on January 27, 2009 (File No. 333-156961) are hereby incorporated by reference.

Item 8.	Exhibits.

5.1	Opinion regarding legality (including consent) *
10.1	Premier Power Renewable Energy, Inc. 2008 Equity Incentive Plan (1)
10.2	Amendment to Premier Power Renewable Energy, Inc. 2008 Equity Incentive Plan *
23.1	Consent of Macias Gini & O'Connell, LLP *

*Filed herewith.
(1) Incorporated by reference from the registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission on January 27, 2009 as file number 333-156961.

Item 9.	Undertakings

(a)           The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be deemed to be the initial bona fide offering thereof;

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(s) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Dorado Hills, State of California on May 31, 2011.

PREMIER POWER RENEWABLE ENERGY, INC.

By:	/s/ Dean R. Marks
Dean R. Marks, Chief Executive Officer

By:	/s/ Frank J. Sansone
Frank J. Sansone, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

May 31, 2011	/s/ Dean R. Marks
Dean R. Marks
Chief Executive Officer and director

May 31, 2011	/s/ Frank J. Sansone
Frank J. Sansone
Chief Financial Officer and director

May 31, 2011	/s/ Kevin Murray
Kevin Murray
Director

May 31, 2011	/s/ Robert Medearis
Robert Medearis
Director

May 31, 2011	/s/ Tommy Ross
Tommy Ross
Director